Exhibit 5.2

10 August 2026

Damora Therapeutics, Inc.

c/o Walkers Corporate Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9008

Cayman Islands

Dear Ladies and Gentlemen

DAMORA THERAPEUTICS, INC.

We have acted as Cayman Islands legal advisers to Damora Therapeutics, Inc. (the “Company”), which, prior to its registration by way of continuation as an exempted company limited by shares under the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) on 16 July 2026 (the “Redomestication”), was a corporation incorporated under the laws of the State of Delaware (the “Prior Jurisdiction”). We have been asked to provide this legal opinion to you with regards to the laws of the Cayman Islands in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (Registration No. 333-293343) (as so amended, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), and the Prospectus Supplement (as defined in Schedule 1) thereto relating to the offering, issue and sale (the “ATM Offering”) by the Company of up to an aggregate offering price of US$150,000,000 of its ordinary shares with a nominal value of US$0.00001 each (the “Sales Agreement Shares”).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon matters of fact or the commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.

The Company is an exempted company registered by way of continuation with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

2.

The Sales Agreement Shares have been duly authorised by all necessary corporate action of the Company. Upon the issue of the Sales Agreement Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Sales Agreement Shares have been issued credited as fully paid), delivery and payment therefor by the purchaser (for consideration not being less than their par value) in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and the Sales Agreement (as defined in Schedule 1) and in the manner contemplated by the Prospectus Supplement, the Sales Agreement Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof in respect of the shares by the Company).

The foregoing opinion is given based on the following assumptions.

1.

All necessary actions were taken under the applicable U.S. laws to authorise and permit the Redomestication, and any and all consents, approvals and authorisations from the applicable U.S. governmental and regulatory authorities required to authorise and permit the Redomestication were obtained.

2.	The laws of the Prior Jurisdiction permitted the transfer out of the Company in the manner provided in Part 12 of the Companies Act and have been fully complied with.

3.	No provision of any law or regulation applicable in the Prior Jurisdiction (or elsewhere) was breached by virtue of the transfer by way of continuation of the Company to the Cayman Islands.

4.

The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents (as defined in Schedule 1) are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

5.	The Memorandum and Articles of Association will be the memorandum and articles of association of the Company in effect at the time of issue of the Sales Agreement Shares.

6.

The Prospectus Supplement and the documents or agreements referred to therein will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Sales Agreement Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

7.

The Company will offer, issue and sell the Sales Agreement Shares in the manner contemplated by the Sales Agreement and the Prospectus Supplement and the documents or agreements referred to therein and otherwise in compliance with all applicable United States federal and state securities laws.

8.

The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

9.

The Company Records (as defined in Schedule 1) are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.

10.	The accuracy and completeness of all factual representations made in the Prospectus Supplement and the Registration Statement and all other documents reviewed by us.

11.

The Company will receive consideration in money or money’s worth for each of the Sales Agreement Shares when issued, such price in any event not being less than the stated par or nominal value of each Sales Agreement Share.

12.	On the date of issuance of any Sales Agreement Share, the Company will have sufficient authorised and unissued share capital.

13.	The Resolutions are and shall remain in full force and effect and have not been or will not be revoked or varied.

14.

Prior to any offer, issue or sale of the Sales Agreement Shares, the Board (or a duly authorised committee thereof) will, to the extent required under the Resolutions, duly adopt by written consent resolutions setting forth, among other items, the maximum number of Sales Agreement Shares issuable in the ATM Offering and the minimum consideration for which Sales Agreement Shares may be issued pursuant to the ATM Offering (the “Pricing Resolutions”). The ATM Offering shall be made, and Sales Agreement Shares will only be issued, in accordance with the limitations set forth in the Pricing Resolutions. Except for the Resolutions, there have been no other consents, resolutions or other determinations of the Board (or any committee thereof) in respect of the ATM Offering, whether in writing or otherwise, adopted on or prior to the date of this opinion.

15.

The Documents, have been, or will be, duly authorised, executed and delivered by or on behalf of all relevant parties and are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

16.

All preconditions to the issue of the Sales Agreement Shares under the terms of the Sales Agreement will be satisfied or duly waived prior to the issue of the Sales Agreement Shares and there will be no breach of the terms of the Sales Agreement.

17.	The issue of the Sales Agreement Shares will be of commercial benefit to the Company.

18.	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Sales Agreement Shares.

19.

There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the issuance and allotment of the Sales Agreement Shares and, insofar as any obligation expressed to be incurred under any of the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

20.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

21.	There will be nothing in the Prospectus Supplement or the Pricing Resolutions which would or might affect any of the opinions set forth above.

22.

The Company was, or will be, on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys.

23.

No amounts paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the performance of the Documents or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property as defined in the Proceeds of Crime Act (as amended) (the “POCA”) or terrorist property as defined in the POCA or the Terrorism Act (as amended) (the “Terrorism Act”), each of the Cayman Islands.

The opinions expressed above are subject to the following qualifications:

1.

The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Documents are of a type which the courts of the Cayman Islands (the “Courts” and each a “Court”) enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, restructuring, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)

enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

(f)

to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)

in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(j)

the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and/or Prospectus Supplement and further consent to all references to us in the Registration Statement and/or Prospectus Supplement and any amendments thereto.

Yours faithfully

/s/ Walkers (Cayman) LLP

WALKERS (CAYMAN) LLP

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Registration By Way of Continuation of the Company dated 16 July 2026, the Memorandum and Articles of Association of the Company adopted by special resolution on 9 February 2026 and effective as of 16 July 2026 (the “Memorandum and Articles of Association”) and each of the Register of Directors, Register of Officers and Register of Mortgages and Charges of the Company (together, the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 7 August 2026.

3.	A Certificate of Good Standing dated 7 August 2026 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

4.	Copies of the resolutions of the Board of Directors of the Company approving, among other things, the entry into the Documents, including, without limitation, copies of:

(a)	the written consent of the Board of Directors of the Company dated 6 August 2026;

(b)	the written consent of the ATM Pricing Committee of the Board of Directors of the Company dated 7 May 2026;

(c)	the written consent of the Board of Directors of the Company dated 16 July 2026;

(d)	the written consent of the Board of Directors of the Company dated 6 February 2026;

(e)	the written consent of the Board of Directors of the Company dated 10 February 2026;

(f)	the written consent of the Board of Directors of the Company dated 13 December 2025;

(altogether, the “Resolutions”).

5.	Copies of the following documents (the “Documents”):

(a)

the Registration Statement on Form S-3ASR (Registration No. 333-293343), initially filed by the Company with the Commission on 10 February 2026, as amended by Post-Effective Amendment No. 1 thereto, containing a base prospectus relating to the offering, issuance and sale of an indeterminate amount of securities of the Company and a sales agreement prospectus supplement relating to the offering, issuance and sale of the Sales Agreement Shares in the ATM Offering (the “Prospectus Supplement”); and

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

(b)

the executed amended and restated Sales Agreement dated 10 August 2026 between the Company and TD Securities (USA) LLC relating to the offering, issuance and sale of the Sales Agreement Shares (the “Sales Agreement”).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com